Exhibit 99.1

AITX’s Subsidiary RAD-R Unveils RADCam™, The Revolutionary Security Camera That Talks Back

Creates New Class of Intelligent Home Security Cameras

Detroit, Michigan, September 16, 2024 – Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), is proud to announce the launch of RADCam™, a groundbreaking residential security product from its subsidiary Robotic Assistance Devices Residential, Inc. (RAD-R). RADCam revolutionizes the concept of residential security by introducing what the Company sees as the world’s first AI-powered, purpose-built ‘Talking Security Camera’.

RADCam offers all the features of traditional residential security cameras: monitoring, detecting, and recording activity — while adding new layers of security and concierge services never before available. Powered by the latest advancements in artificial intelligence, including ChatGPT, RADCam introduces multiple AI personas that autonomously interact with individuals approaching or at home entryways, creating an unprecedented level of engagement and protection.

Building on the success of its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), AITX has proven that direct interaction with individuals engaged in or considering suspicious activities can deter potential threats. This philosophy is encapsulated in AITX’s ‘Autonomous Intelligent Response’ (AIR™), outlined in the AIR Manifesto.

Key Features of RADCam:

●	Interactive Personas: Unlike standard cameras, RADCam engages visitors using various pre-defined AI-driven personas. These personas intelligently interact based on context, such as the time of day and specific situations, deterring intruders while enhancing user experience.

●	Near Total Reduction in Nuisance Alerts: RADCam concierge features handle as much or as little of residential security work as the home resident desires which allows an almost complete elimination of inactionable and uninteresting device notifications.
●	Advanced Visual Analytics: With its advanced visual analytics, the RADCam system captures data through its camera and microphone, allowing the system to autonomously analyze and respond to each unique scenario in near real time.

●	LLM-Powered Communication: Leveraging Large Language Model (LLM) technology, RADCam autonomously determines what to say based on the context, creating seamless and intelligent verbal interactions. RAD-R has programmed the LLM to deliver an experience similar to a security concierge being at the front door in order to give an interactive experience tailored to the specific needs of residential users.

●	Advanced Porch Piracy Deterrence: RADCam can discourage potential porch pirates by detecting packages and maintaining surveillance. If someone approaches suspiciously, RADCam can issue audible alerts such as: “I see you near the package. Do you have permission? Your actions are being recorded, and law enforcement will be notified.” This proactive approach makes RADCam-protected homes less appealing targets.

Steve Reinharz, CEO/CTO of AITX and RAD-R, commented, “RADCam is an industry game-changer. It’s not just another security camera, it’s a truly revolutionary, AI-powered talking camera. We’re excited to introduce a groundbreaking product that we believe will potentially disrupt the residential security market and provide an unparalleled level of engagement and protection to homeowners.”

This breakthrough innovation positions RAD-R and AITX at the forefront of residential security technology, surpassing legacy products like Ring®, Nest®, and Arlo® with its advanced capabilities. By autonomously interacting with individuals at the door and offering enhanced options for end-users, RADCam makes traditional security cameras seem outdated.

A Significant Market Opportunity

The launch of RADCam taps into a growing market of tech-savvy consumers seeking advanced home security solutions. Initially, AITX projected annual revenues for RADCam between $200,000 and $800,000. However, due to recent developments and growing demand, the Company has revised its 12-month revenue forecast to between $1 million and $2 million, with recurring monthly revenue expected to reach $150,000 to $400,000, based on projected sales and subscriptions of 6,000 to 16,000 units. The Company noted that legacy solution manufacturers currently serve millions of subscribers with features largely included in RADCam but lack its groundbreaking capabilities.

A comprehensive marketing plan will be rolled out to support RADCam sales and generate interest from consumers and partners alike. A beta testing program is also underway, with approximately 150 testers involved to ensure that the product’s full public launch exceeds user expectations before its official launch.

RADCam will be available for pre-order at radcam.ai starting this month, with deliveries expected by mid-December 2024. Interested buyers can add their name to a notification list beginning today. The product will retail for $99.00 plus applicable taxes with a monthly subscription cost of $24.99. Additional options and features will be announced in the coming months.

Reinharz concluded, “Depending upon market reaction, we will determine if this spawns additional iterations for the residential market. We can foresee a version of this being added to our commercial offerings as well. It’s a very exciting time.”

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz